Exhibit 99.2

Baoshinn Corporation

Unaudited Pro-Forma Condensed Consolidated Balance Sheets

February 28, 2013

	Historical
	Olive Oils
	Direct
	International,	Baoshinn	Pro-Forma		Pro-Forma
	Inc.	Corporation	Adjustments		Combined
Assets
Current assets:
Cash and equivalents	$237	$237,097	$(237,097)	(1)	$237
Accounts receivable	--	1,921,305	(1,921,305)	(1)	--
Deferred costs	--	1,843,876	(1,843,876)	(1)	--
Restricted cash	--	12,903	(12,903)	(1)	--
Deposits, prepaids and other receivables	--	908,792	(908,792)	(1)	--
Total current assets	237	4,923,973	(4,923,973)		237

Plant and equipment	--	26,396	(26,396)	(1)	--
Total assets	237	4,950,369	(4,950,369)		237

Liabilities and stockholders' equity (deficit)
Current liabilities:
Accounts payable and accrued liabilities	1,176	2,245,333	(2,245,333)	(1)	1,176
Deferred revenues	--	1,891,750	(1,891,750)	(1)	--
Income taxes payable	--	11,820	(11,820)	(1)	--
Due to related party	13,045	--	--		13,045
Total current liabilities	14,221	4,148,903	(4,148,903)		14,221
Total liabilities

Stockholders' equity (deficit)
Common stock	400	21,400	(400)	(2)	21,400
Additional paid-in capital	--	1,793,596	(1,814,596)		(21,000)
Accumulated other comprehensive income	--	4,048	(4,048)	(1)	--
Accumulated deficit	(14,384)	(1,269,527)	(545,469)	(1)
			1,814,996	(2)	(14,384)
Attributable to non-controlling interests	--	251,949	(251,949)	(1)	--
Total stockholders' equity (deficit)	(13,984)	801,466	(801,466)		(13,984)

Total liabilities and stockholders'
equity (deficit)	$237	$4,950,369	$(4,950,369)		$237

See the accompanying notes to the unaudited pro-forma financial statements

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Baoshinn Corporation

Unaudited Pro-Forma Condensed Consolidated Statement of Operations

February 28, 2013

	Historical
	Olive Oils
	Direct
	International,	Baoshinn	Pro-Forma		Pro-Forma
	Inc.	Corporation	Adjustments		Combined

Revnues
Retail and corporate revenue	$--	$38,607,023	$(38,607,023)	(3)	$--
Commissions from travel bookng services	--	36,969	(36,969)	(3)	--
Incentive commissions	--	446,920	(446,920)	(3)	--
Other Operating Income	--	30,388	(30,388)	(3)	--
Net sales	--	39,121,300	(39,121,300)		--

Cost of sales	--	37,711,292	(37,711,292)	(3)	--
Gross profit	--	1,410,008	(1,410,008)

Depreciation		20,229	(20,229)	(3)	--
Administrative and other operating expenses	14,048	1,526,564	(1,526,564)	(3)	14,048
Loss from operations	(14,048)	(136,785)	136,785		(14,048)

Other non-operating income	--	14,416	(14,416)	(3)	--
Interest expense	--	(1,745)	1,745	(3)	--
Loss before income taxes	(14,048)	(124,114)	124,114		(14,048)

Income taxes (benefit)	--	(19,407)	19,407	(3)	--
Net income	(14,048)	(143,521)	143,521		(14,048)
Non-controlling interest	--	(47,361)	47,361	(3)	--
Net income loss attributable to the company	$(14,048)	$(190,882)	$190,882		$(14,048)

Basic and diluted loss per share	$-0.04	$-8.92	$8.92	(4)	$(0.01)

Weighted average common shares outstanding					2,140,000

See the accompanying notes to the unaudited pro-forma financial statements

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Baoshinn Corporation

Notes to the Pro-Forma Financial Statements

(Unaudited)

NOTE 1 – BASIS OF PRESENTATION

The unaudited pro-forma consolidated balance sheets as of February 28, 2013 and the unaudited pro-forma condensed statements of operations for the year ended February 28, 2013 are based on the audited consolidated balance sheets of Olive Oils Direct International, Inc. (the Company) as of February 28, 2013 and Baoshinn Corporation as of December 31, 2012 and the audited statements of operations for the years ended February 28, 2013 for Olive Oils Direct Interntional, Inc. and for the year ended December 31, 2012 for Baoshinn Corporation with pro-forma adjustments to give effect to the merger  as if it occurred on February 28, 2013.  The pro-forma financial statements have been prepared in accordance with Securities and Exchange Commission Rule 11-02(c)(3) which allows for different year ends if the years do not differ by more than 93 days.

These unaudited pro-forma financial statements are provided for illustrative purposes and do not purport to represent what the Company’s financial position would have been if such transactions had occurred on the above mentioned dates.  These statements were prepared based on accounting principles generally accepted in the United States.  The use of estimates is required and actual results could differ from the estimates used.  The Company believes the assumptions used provide a reasonable basis for presenting the significant effects

NOTE 2- REVERSE MERGER TRANSACTION

On November 28, 2012 Baoshinn Corporation (“Baoshinn”) entered into an Exchange Agreement (the “Exchange Agreement”) with Olive Oil Direct International, Inc. (“OODI”), a corporation formed under the laws of the State of Wyoming. Under the terms of the Exchange Agreement, certain Baoshinn shareholders (the “Baoshinn Selling Shareholders”) will transfer 1,485,000 shares of the common stock of Baoshinn (the “Baoshinn Shares”) to the shareholders of OODI (the “OODI Shareholders”). In return, the OODI Shareholders will transfer all of the outstanding shares of common stock of OODI to Baoshinn, and they will pay $100,000.00 in cash to the Baoshinn Selling Shareholders. Simultaneously with the closing of the Exchange Transaction, Baoshinn will spin off its operating subsidiary, Hong Kong Holdings, Inc., to its then current shareholders. Upon completion of the proposed transactions, OODI will become the wholly-owned subsidiary of Baoshinn. The obligation to close the transaction under the terms of the Exchange Agreement is subject to the normal terms and conditions contained in such agreements.

OODI is a development-stage company that plans to develop and operate a retail internet website specializing in gourmet Italian food products. Those products shall include olive oils, pastas, vinegars and other Italian gourmet food items. In addition, in the future OODI may offer cooking items, such as utensils, cooking tools and similar products from other countries. OODI is currently developing an e-commerce website by the name of www.OliveOilsDirect.com that will sell products inventoried by OliveOilsDirect.com and other products offered by other large well-established retailers.

The transaction was accounted for as a recapitalization and Baoshinn was deemed the acquirer for accounting purposes.  The substance of the transaction is a capital transaction and will be accounted for as a reverse takeover.

NOTE 3 – PRO-FORMA ADJUSTMENTS TO BALANCE SHEETS AND STATEMENTS OF OPERATIONS

(1)

To reflect the spin off of Baoshinn’s operating subsidiary Hong Kong Holdings, Inc. to its shareholders of record at the time of the Exchange Transaction.

(2)

To reflect the elimination of the pre-merger historical accumulated deficit of Baoshinn.

(3)

To reflect the elimination of items of income and expense of Baoshinn’s operating subsidiary which was spun off to the Baoshinn shareholders of record at the time of the Exchange Transaction.

(4)

The pro-forma loss per common share is calculated based on the pre-merger weighted average number of common shares of Baoshinn outstanding as of February 28, 2013.

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